EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Domicile
Ameritrade International Company	Cayman Islands
Amerivest Investment Management, LLC	Delaware
Datek Online Management Corp.	Delaware
Financial Passport, Inc.	Delaware
Investools Inc.	Utah
Red Option Advisors, Inc.	Delaware
TD Ameritrade Clearing, Inc.	Nebraska
TD Ameritrade Futures & Forex LLC	Delaware
TD Ameritrade, Inc.	New York
TD Ameritrade IP Company, Inc.	Delaware
TD Ameritrade Online Holdings Corp.	Delaware
TD Ameritrade Services Company, Inc.	Delaware*
TD Ameritrade Trust Company	Maine
TD Waterhouse Canadian Call Center, Inc.	Ontario
Ten Bagger Inc.	Nevada
thinkorswim Singapore Pte. Ltd.	Singapore
ThinkTech, Inc.	Delaware**
myTrade, Inc.	Delaware
TradeBridge, Inc.	Maryland
The Insurance Agency of TD Ameritrade, LLC	Delaware
* In Texas this entity does business as Ameritrade Support Services Corporation
** In Texas this entity does business as T2 Technology Support, Inc.
Unless otherwise noted, each subsidiary does business under its actual name.